EXHIBIT 2.1


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                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

                          DATED AS OF OCTOBER 28, 2003


                                 by and between

                      Healthcare Investors of America, Inc.

                                       and

                            Pacific Development G.P.




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                     MEMBERSHIP INTEREST PURCHASE AGREEMENT


          This MEMBERSHIP  INTEREST  PURCHASE  AGREEMENT dated as of October 28,
2003 (this "Agreement") has been entered into by and between Healthcare Investors of America, Inc., a Maryland corporation ("Acquirer") and Pacific Development G.P., a California general partnership ("Seller").

                              W I T N E S S E T H :

          A. Acquirer is engaged in the review of favorable real estate acquisition opportunities; and pursuant to such review, Acquirer has expressed an interest in acquiring the membership interests (the "Membership Interests") of Pacific Development LLC, an Arizona limited liability company ("Pacific LLC") from Seller, the owner of 100% of the outstanding membership units of Pacific LLC; and

          B. Pacific LLC is the holder of 99.5% of the capital stock of Pacific Development S.A. de C.V. ("Pacific SA"), a corporation formed under the laws of Mexico, which owns, as its sole asset, certain real estate consisting of approximately 118 hectares acres of land with ocean frontage in the city and harbor of Zihuatanejo, State of Guerrero, Mexico (the "Property"), as more fully described in Section 3.11; and

          C. Pacific S.A. is the holder of a lease for use of a portion of the Property as a coconut plantation generating approximately $1,000,000 ($US) in rental each year (the "Lease") attached hereto as Exhibit 6; and

          D. Seller has agreed to sell and Acquirer has agreed to purchase on the terms and conditions set forth in this Agreement 100% of the membership interests of Pacific LLC owned by Seller; and

          In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                    ARTICLE I

                   EXCHANGE OF MEMBERSHIP INTERESTS INTO STOCK

          Section 1.1 EXCHANGE OF MEMBERSHIP INTERESTS. Subject to the terms and conditions herein stated, on the Closing Date Acquirer shall purchase and acquire from Seller, and Seller shall sell and assign to Acquirer, the 100% of the Membership Interests for the consideration set forth in Section 1.2 (the "Exchange").

          Section 1.2 EXCHANGE CONSIDERATION. In exchange for the Membership Interests, Acquirer shall issue to Seller 65,000 shares of newly issued, restricted Series B Convertible Preferred Stock of Acquirer (the "Acquirer Preferred Shares," and, together with the Acquirer Common Shares, the "Acquirer Shares") upon the terms and conditions set forth in the Certificate of Designation for the Acquirer Preferred Shares attached hereto as Exhibit 3.

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          Section 1.3  CLOSING.  The closing of the  transaction  referred to in
Section 1.1 hereof (the "Closing") shall take place simultaneously at the Mexico City offices of Baker & McKenzie, and the Boca Raton offices of Blank Rome, LLP on October 28, 2003, or at such other time and place as the Parties may agree upon. Such time and date are herein referred to as the "Closing Date."

          Section 1.4  CLOSING DELIVERIES.

          (a) At the Closing, Seller shall deliver to Acquirer the following (the "Seller Closing Deliveries"):

               (i) certificate(s) representing the Membership Interests, duly endorsed in blank or accompanied by stock powers duly executed in blank by the registered holder or holders thereof, as of the Closing Date and bearing any required legend;

               (ii) copies of all documents evidencing the ownership by Pacific LLC International SA de CV of the Property;

               (iii)  the  articles  of   incorporation  of  Pacific   LLC,  its
shareholder register, and all minutes and resolutions of its board of directors;

               (iv) the Operating Agreement of Pacific LLC, certified by the Secretary of Pacific LLC as of the Closing Date;

               (v) resolutions of the board of directors and unanimous consent of the members of Pacific LLC approving this Agreement and the transactions contemplated hereby, certified by the Secretary of Pacific LLC as of the Closing Date;

               (vi) an incumbency certificate, dated as of the Closing Date, in form reasonably satisfactory to Acquirer, executed by the Secretary of Pacific LLC;

               (vii) copies of an appraisal report of the Property completed in April 2003 by the registered public officer in the State of Guerrero; and

               (viii) a legal opinion from Baker and McKenzie in the form attached hereto as EXHIBIT 7 setting forth standard opinions for a transaction of this type including but not limited to: (i) marketable title to the Property, free and clear of any liens, restrictions or encumbrances of any kind, except Permitted Encumbrances; (ii) valid existence of Seller, Pacific LLC and Pacific S.A.; (iii) legal authority of Seller to enter into this Agreement, (iv) valid existence of the Lease, and (v) no pending or threatened litigation against Seller, Pacific LLC or Pacific S.A., and

          (b) At the Closing, Acquirer shall deliver to Seller the following (the "Acquirer Closing Deliveries"):

               (i) an Amended and Restated Advisory Agreement between Acquirer and Advisor acceptable to Seller, in its sole and absolute discretion, pursuant

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to which a non-affiliated  designee of Seller shall either be appointed managing member of the Advisor or, if such appointment can not be made, Acquirer shall engage a replacement Advisor pursuant to a new Advisory Agreement acceptable to the Seller, in it sole and absolute discretion;

               (ii) certificates(s) representing 65,000 shares of Series B Convertible Preferred Stock of the Acquirer, along with appropriate stock powers and documents required for transfer, duly executed by the President and Secretary of Acquirer as of the Closing Date and bearing any required legend;

               (iii)resolutions of the board of directors of Acquirer approving this Agreement and the transactions contemplated hereby, certified by the Secretary of Acquirer as of the Closing Date;

               (iv) an incumbency certificate, dated as of the Closing Date, in form reasonably satisfactory to Seller, executed by the Secretary of Acquirer;

               (v) a fully executed Pledge Agreement, in the form attached hereto as EXHIBIT 1

               (vi) a fully executed Registration Rights Agreement, in the form attached hereto as EXHIBIT 2;

               (vii) a fully executed Series B Preferred Stock Certificate of Designations, in the form attached hereto as EXHIBIT 3, with evidence satisfactory to Seller that such Certificate of Designations has been filed with the Secretary of State of the State of Maryland; and

               (viii) a fully executed Consulting Agreement with Razor Capital Consultants as set forth in the Consulting Agreement attached hereto Exhibit 5

                                   ARTICLE II

                           REPRESENTATIONS OF ACQUIRER

          Acquirer hereby represents and warrants as follows:

          Section 2.1 ACQUIRER SHARES. The Acquirer Shares are free and clear of all Encumbrances, other than the Encumbrance, if any, that may arise by the execution by Acquirer of this Agreement. The delivery to Seller of the Acquirer Shares pursuant to the provisions of this Agreement will transfer to Seller valid title thereto, free and clear of any and all Encumbrances. As of the Closing Date, the Acquirer Shares will have been duly authorized, validly issued, fully paid and non-assessable.

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          Section 2.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Acquirer has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquirer and, assuming the due execution of this Agreement by the other parties hereto, is a valid and binding obligation of Acquirer, enforceable against Acquirer in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

          Section 2.3 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement by Acquirer and the consummation by Acquirer of the exchange of the Membership Interests and the issuance of the Acquirer Shares, each as contemplated herein and the other transactions contemplated hereby (a) will not violate the provisions of the articles of incorporation or bylaws of Acquirer , (b) will not violate any statute, rule, regulation, order or decree of any Governmental Authority by which Acquirer is or any of their respective properties or assets are bound, (c) will not require Acquirer to make any filing with, or obtain any permit, consent or approval from, or give any notice to, any Governmental Authority on or prior to the Closing Date, and (d) will not result in a violation or breach by Acquirer , conflict with, constitute (with or without due notice or lapse of time or both) a default by Acquirer (or give rise to any right of termination, cancellation, payment or acceleration against Acquirer ) under, or result in the creation of any Encumbrance upon any of the properties or assets of Acquirer under, the terms, conditions or provisions of any Material Instrument of Acquirer.

          Section 2.4 EXISTENCE AND GOOD STANDING. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Acquirer is duly qualified or licensed as a foreign corporation to conduct its business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect.

          Section 2.5 CAPITAL STOCK. The authorized capital stock of the Acquirer consists of 10,000,000 shares of common stock, par value $.01 per share. The number of shares of common stock outstanding as of the date hereof and as of the Closing Date will be 1,197,600 shares. There are no shares of preferred stock issued and outstanding. The terms, preferences and privileges of the outstanding shares of capital stock are set forth in the Acquirer's Articles of Incorporation, as amended (the "Articles"). There are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Acquirer to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital stock of the Acquirer or other equity interests in the Acquirer or any securities convertible into or exchangeable for such shares of capital stock or other equity interests (collectively, "Securities"), and there are no outstanding contractual obligations of the Acquirer to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests. No holder of any capital stock or Securities of the Acquirer has any outstanding registration rights.

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          Section 2.6 FINANCIAL  STATEMENTS.  The consolidated  balance sheet of
Acquirer as at December 31, 2002 and the related statements of income and cash flows for the year then ended, as well as the unaudited consolidated balance sheet of the Acquirer as of June 30, 2003, have been filed with the SEC (the "Acquirer Financial Statements"). The Acquirer Financial Statements, including the footnotes thereto, and all financial statements contained in any Acquirer SEC Reports (defined in Section 2.7 below) have been prepared in accordance with generally accepted accounting principles and fairly and accurately present in all material respects the financial position of Acquirer and the results of its operations and cash flows at such dates and for such periods. Since June 30, 2003, there has been no material adverse change in the financial condition, operations, or business of Acquirer.

          Section 2.7 SECURITIES FILINGS. Since the initial filing of the registration statement on Form SB-2 by Acquirer, and prior to the execution and delivery of this Agreement, Acquirer has filed all forms, reports, statements and other documents required to be filed with the SEC and all state securities regulatory agencies, if any, including, without limitation, (A) all Annual Reports on Form 10-KSB, (B) all Quarterly Reports on Form 10-QSB, and (C) all other reports or registration statements (collectively, the "Acquirer SEC Reports"). The Acquirer SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Acquirer SEC Reports and (ii) did not at the time they were filed and as of the date hereof, and, with respect to registration statements as of their effective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          Section 2.8 INVESTOR STATUS. Acquirer is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act. The Membership Interests included within the Exchange Consideration have not been offered to Acquirer by means of any general solicitation or general advertising.

          Section 2.9. Upon the execution and delivery of this Agreement, and consummation of the transactions contemplated hereby, all the Acquirer Shares included within the Exchange Consideration shall be duly authorized, validly issued, fully paid and nonassessable.

          Section 2.10 RESTRICTED SECURITIES. Acquirer understands that the Membership Interests included within the Exchange Consideration are "restricted securities" under the Securities Act inasmuch as they are being acquired in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Acquirer represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Acquirer understands that Seller is under no obligation to register any of the securities sold hereunder.

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          Section 2.11  BROKER'S OR FINDER'S FEES.  Razor Realty  Consultants is
entitled to a fee in connection with any of the transactions contemplated herein equal to six percent (6%) as set forth in the Consulting Agreement attached hereto Exhibit 5.

          Section 2.12. ABSENCE OF LITIGATION. With the exception of (i) the case entitled PNC BANK V. HEALTHCARE INVESTORS OF AMERICA, INC., ET AL, in the 11th Circuit for Miami-Dade County Florida, Case No. 0206571 CA 04, and (ii) the case entitled JOHN W. MADAGAN, SR., D/B/A SUNDANCE REALTY ADVISORS V. LENOX HEALTHCARE, INC AND HEALTHCARE INVESTORS OF AMERICA, INC. in the Pittsfield Division of the Commonwealth of Massachusetts District Court Department Civil Action No. 9827-CV-0199, there is no action, suit or proceeding or, to the
Acquirer's knowledge, any investigation, pending, or to the Acquirer's knowledge, threatened against the Acquirer and in which an unfavorable outcome, ruling or finding in any said matter, or for all matters taken as a whole, would have a material adverse effect. There is not pending or threatened any such action, suit, proceeding or investigation that questions this Agreement or the right of the Acquirer to execute, deliver and perform under same.


                                   ARTICLE III

                            REPRESENTATIONS OF SELLER

          Seller represents and warrants as follows:

          Section 3.1 MEMBERSHIP INTERESTS. Upon the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, all the Membership Interests included within the Exchange Consideration shall be duly authorized, validly issued, fully paid and nonassessable, free and clear of any liens, restrictions or encumbrances of any kind.

          Section 3.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Seller has full power and authority, corporate or otherwise, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming the due execution of this Agreement by the other parties hereto, is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

          Section 3.3 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby (a) will not violate the provisions of the certificate of incorporation or bylaws, or any other organizational documents of Seller, (b) will not violate any statute, rule, regulation, order or decree of any Governmental Authority by which Seller is or any of its properties or assets are bound, (c) will not require Seller to make any filing with, or obtain any permit, consent or approval from, or give any notice to, any Governmental Authority on or prior to the Closing Date, and (d) will not result in a

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violation or breach by Seller of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Seller (or give rise to any right of termination, cancellation, payment or acceleration against Seller) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Seller under, any of the terms, conditions or provisions of any Material Instrument of Seller.

          Section 3.4 EXISTENCE AND GOOD STANDING. Seller is a general partnership duly organized, validly existing and in good standing under the laws of the State of California and has all requisite partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified or licensed as a foreign entity to conduct its business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect. Pacific LLC and Pacific SA are each duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and have all requisite partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pacific LLC and Pacific SA are duly qualified or licensed as a foreign entity to conduct its business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect.

          Section 3.5 LITIGATION. There are no (i) actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the Knowledge of Seller, threatened against Pacific LLC or Pacific SA, nor, to the Knowledge of Seller, is there any basis for any of the foregoing or (ii) judgments, injunctions, writs, rulings or orders by any Governmental Authority against Seller.

          Section 3.6 TAXES. Seller has filed all Tax Returns that are required to be filed by it on behalf of Pacific LLC and Pacific SA. All such Tax Returns are correct and complete in all respects. Seller has paid all taxes due pursuant to such returns or otherwise or pursuant to any assessment received by it in writing and all other related penalties and charges on a timely basis other than those being contested in good faith and by appropriate proceedings. No claim has ever been made by a governmental authority in a jurisdiction where Pacific LLC or Pacific SA does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Seller has not requested or obtained any extension of time within which to file any Tax Return on behalf of Pacific LLC or Pacific SA, which Tax Return has not since been filed. There are no Encumbrances on any of the assets of Pacific LLC or Pacific SA that arose in connection with any failure (or alleged failure) to pay any tax. Seller has not given or been requested to give a waiver of the statute of limitations relating to the payment of Federal or other taxes, including but not limited to any taxes that may be due in Mexico.

          Section 3.7 INVESTMENT EXPERIENCE. The Acquirer Shares have not been offered to Seller by means of any general solicitation or general advertising. Seller understands that the acquisition of the Acquirer Shares involves substantial risk. Seller has, or is relying on the professional advisors who

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have,  experience in investing in securities of companies and such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Acquirer Shares and protecting its own interests in connection with this investment. Seller acknowledges that it can bear the economic risk of its investment in the Acquirer Shares.

          Section 3.8 RESTRICTED SECURITIES. Seller understands that the Acquirer Shares are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Seller understands that no public market now exists for any of the Acquirer Preferred Shares, and no liquid public market exists for any of the Acquirer Shares, and that it is uncertain whether a public market will ever exist for the Acquirer Preferred Shares or a liquid public market will every exist for the Acquirer Common Shares.

          Section 3.9 BROKER'S OR FINDER'S FEES. No agent, broker, firm or other person acting on behalf of Seller is, or will be, entitled to any commission or broker's or finder's fees from Acquirer in connection with any of the transactions contemplated herein.

          Section 3.10 ENCUMBRANCES. A preexisting first priority security interest in the Property has been granted to a third party pursuant to a mortgage in the amount of $25.0 Million, a copy of which is attached hereto as
EXHIBIT 4 (the "Permitted Encumbrances").

          Section 3.11 REAL PROPERTY. The sole asset of Pacific LLC is its 99.5% ownership interest in Pacific SA. The sole asset of Pacific SA is real property more fully described by Public Deeds Number 73.301 dated on July 30, 1998, granted before Mr. Julio Garcia Estrada notary public no. 2 of the Judicial District of Tabares, Guerrero, Mexico, the first notarial copy of which was registered on 2003, under real estate folio no. 20031, at the Public Registry of Property of the District of Azueta, State of Guerrero, Mexico, MARITZA DE LA CRUZ RIOS acquired by virtue of sale and purchase agreement, from Elia Rodriguez Aburto de Rodriguez with the consent of her husband Roberto Rodriguez Mercado, a section of the land denominated "Orilla del Chical", located at the Cattle Ranch of Atoyaquillo, Municipality of Petatlan, State of Guerrero, Mexico with a total surface of 118-49-00 hectares, and measurements and boundaries indicated in the precedent of ownership stated in the public deed.

          Section 3.12 INVESTOR STATUS. Acquirer is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act. The Membership Interests included within the Exchange Consideration have not been offered to Acquirer by means of any general solicitation or general advertising.

          Section 3.13 CAPITAL STOCK. The authorized capital stock of the Pacific LLC consists of ___ Units, consisting of 100% of the issued and outstanding Units of Pacific LLC (the "Units") and such number will remain as

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such through the Closing  Date.  The terms,  preferences  and  privileges of the outstanding Units of Membership Interests are set forth in the Pacific LLC's Articles of Organization (the "Articles"). There are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Pacific LLC to issue, transfer or sell, or cause to be issued, transferred or sold, any Units of the Pacific LLC or other equity interests in Pacific LLC or any securities convertible into or exchangeable for such Units or other equity interests (collectively, "Securities"), and there are no outstanding contractual obligations of the Pacific LLC to repurchase, redeem or otherwise acquire any shares of its Units or other equity interests. No holder of any Securities of the Pacific LLC has any outstanding registration rights.

          Section 3.14 FINANCIAL STATEMENTS. The consolidated balance sheet of Pacific LLC and Pacific SA as at December 31, 2002 and the related statements of income and cash flows for the year then ended, as well as the unaudited consolidated balance sheet of the Pacific LLC and Pacific SA as of September 30, 2003, (the "Pacific LLC Financial Statements") including the footnotes thereto, and all financial statements contained in the Pacific LLC Financial Statements have been prepared in accordance with generally accepted accounting principles and fairly and accurately present in all material respects the financial position of Pacific LLC and the results of its operations and cash flows at such dates and for such periods. Since September 30, 2003, there has been no material adverse change in the financial condition, operations, or business of Pacific LLC.

          Section 3.15 TITLE TO PROPERTY. Pacific LLC and Pacific SA have good, valid and marketable title to all of the Property or other assets of Pacific LLC and Pacific SA free and clear of all liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except the Permitted Encumbrances. Seller has the unrestricted right to sell its Membership Interests and has good, valid and marketable title to 100% of the Membership Interests free and clear of all liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever.

          Section 3.16 LEASE. The Lease is a legal, valid and binding agreement enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, or similar laws now or hereafter in effect relating to or limiting creditors' rights generally and to the knowledge of Seller, the parties thereto are in compliance with the provisions thereof, no party has made or received any prepayments or credits with respect thereto, to the knowledge of Seller, no party is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and to the knowledge of Seller, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder.

          Section 3.17 ENVIRONMENTAL.

          (a) Seller, Pacific LLC and Pacific SA have not discharged or caused to be discharged, on, under or about any facility of its business, including without limitation into the ambient air, surface water, groundwater, land surface, or subsurface strata, any solvents, pollutants, chemicals, flammables, contaminants, gasoline, petroleum products, crude oil, explosives, radioactive materials, hazardous materials or other hazardous or toxic materials, substances, or wastes, or polychlorinated biphenyls or related or similar materials, asbestos or any material containing asbestos, (collectively, the "Hazardous Substances").

          (b) Seller, Pacifica LLC and Pacific SA have not used any facility owned or leased by it to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with Hazardous Substances, except in compliance with applicable Environmental Laws, as defined herein, including, but not limited to any applicable federal, state or local governmental law, rule, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. Sections 7401 et seq.) the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601 et. seq.), the Clean Water Act, as amended (33 U.S.C. Sections 1251 et. seq.) and all similar environmental laws of the country of Mexico (collectively all such laws, rules, ordinances or regulations called herein, "Environmental Laws");

          (c) Seller, Pacific LLC and Pacific SA have obtained all required registrations, permits, licenses, and other authorizations which are required under federal, state and local laws and regulations relating to pollution or protection of the environment, including but not limited to all Environmental Laws and including all laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances;

          (d) Seller, Pacific LLC and Pacific SA are in compliance in all material respects with all terms and conditions of such required registrations, permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;

          (e) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending, or threatened relating in any way to (i) the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter applicable to it issued, entered, promulgated, or approved thereunder, or (ii) relating to the release into the environment by Seller, Pacific LLC or Pacific SA of any Hazardous Substances whether or not occurring at or on a site owned, leased or operated by Pacific LLC or Pacific SA; and

          (f) Seller has timely filed all reports, obtained all required approvals, generated and maintained all required data, documentation and records required by the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated, or approved thereunder.

          Section 3.18 EMPLOYEE MATTERS. Pacific LLC and Pacific SA have no employees and have never had any employees, pension, profit sharing, bonus, disability, welfare or group insurance, deferred compensation, stock option, paid vacation or other presently effective employee benefit plans, agreements or commitments, written or oral (if any), ("Employee Benefit Plans").

          Section 3.19 RECEIVABLES. All receivables of Pacific LLC and Pacific SA (including accounts receivable, loans receivable and advances) that are reflected in the Pacific LLC Financial Statements and all such receivables which will have arisen since the date thereof, shall have arisen only from bona fide transactions in the ordinary course of business and shall be (or have been) fully collected when due, or in the case of each account receivable within 90 days after it arose, without resort to litigation, in the aggregate face amounts thereof.

          Section 3.20 COMPLIANCE WITH APPLICABLE LAWS. Seller, Pacific LLC and Pacific SA have complied with all laws, regulations, injunctions, decrees and orders applicable to their business and have received no written notice of any alleged violation of any such law, regulation, injunction, decree or order for which the failure to comply would, in any individual case or in the aggregate, have an adverse effect on the business. Neither the ownership or the use of the Property in the business nor the conduct of the business conflicts with the rights of any other person, firm or corporation or violates, with or without the giving of notice or the passage of time, or both, or will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its Articles of Incorporation or By-Laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which Seller, Pacific LLC or Pacific SA is a party or by which any of them may be bound or affected.

          Section 3.21 NO UNDISCLOSED LIABILITIES. To the Seller's knowledge, the business of Pacific LLC and Pacific SA have no liability of any nature other than the Permitted Encumbrances.

          Section 3.22 DISCLOSURE. No representation or warranty by Seller contained in this Agreement, nor any statement or certificate furnished or to be furnished by Seller to Acquirer or its representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective Acquirer of the Membership Interests with adequate information as to Pacific LLC and Pacific SA and its condition (financial and otherwise), properties, assets, liabilities, and business, and Pacific LLC and Pacific SA have disclosed to Acquirer in writing all material adverse facts known to them relating to the same. The representation and warranties contained in this Section 3 or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that Acquirer and/or its representative knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

                                   ARTICLE IV

                               CERTAIN AGREEMENTS

          Section 4.1 REASONABLE BEST EFFORTS. Each of the Parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action to do or cause to be done, and to assist and cooperate with the other Party hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the obtaining of any required waiver, consent or approval from, the giving of any required notice to, and the making of any required registration or filing with, any Governmental Authority and the obtaining of any required waiver, consent, or approval from and the giving of any required notice or disclosure to stockholders and other third Parties; PROVIDED, HOWEVER, that no Party shall be required to expend any funds to defend any lawsuit seeking to have any temporary restraining order entered by any court or administrative authority vacated or reversed or any other legal proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby.

          Section 4.2 TAX MATTERS. Each Party hereto shall take all reasonable actions necessary to cause the transfer of the Acquirer Shares and the Membership Interests and any other property transferred to Acquirer or Seller to qualify as a tax-free transfer of property under the provisions of Section 351(a) of the Code, or any similar provisions, to the extent permitted by law. Each Party agrees that it will not take any action, either before or after the Closing Date, which would cause the transfer of such property to Seller and/or Acquirer pursuant to this Agreement to fail to qualify as transfer described in
Section 351(a) of the Code. The Parties hereto agree that they will report in their respective federal income Tax Returns for the taxable year including the Closing Date that the transfers of such property did so qualify under Section 351(a) of the Code, and will properly file with such Tax Returns all information required by Treasury Regulations Section 1.351-3. No Party hereto, unless required by law, will take any Tax reporting position inconsistent with the characterization of the transactions contemplated by this Agreement as transfer described in Section 351(a) of the Code.

          Section 4.3 DIRECTOR POSITION. The Acquirer shall cause Dr. Enrique Fernando Molina, or his designees, to have two of seven seats on the Board of Directors of the Acquirer.

                                    ARTICLE V

                      CONDITIONS TO ACQUIRER'S OBLIGATIONS

          Acquirer's obligation to consummate the Exchange at the Closing is conditioned upon the satisfaction or waiver, on or before the Closing Date, of the following conditions:

          Section 5.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties have been made on and as of such date (except to the extent that any such representation and warranty is stated in this Agreement to be made as of a specific date, in which case such representation and warranty shall be true and correct as of such specified date).

          Section 5.2 CLOSING DELIVERIES. Each and all of the Acquirer Closing Deliveries shall have been made in accordance with Section 1.4 hereof.

          Section 5.3 PERFORMANCE OF COVENANTS. Each and all of the covenants of Seller to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects.

          Section 5.4 NO INJUNCTION. No Government Authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.

          Section 5.5 NO LITIGATION. There shall not be any action, suit or proceeding pending or threatened that seeks to (i) make the consummation of the transactions contemplated hereby illegal or otherwise restrict or prohibit consummation thereof or (ii) impose any material limitation on the ability of Acquirer, Seller or Seller to conduct their respective business or to own or exercise control of any of their respective assets, properties or stock and which (in the reasonable, good faith determination of Acquirer) has a significant likelihood of having a Material Adverse Effect on Acquirer.

                                   ARTICLE VI

                       CONDITIONS TO SELLER'S OBLIGATIONS

          Seller's obligation to consummate the Exchange at the Closing is conditioned upon the satisfaction or waiver, on or before the Closing Date, of the following conditions:

          Section 6.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquirer and Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

          Section 6.2 CLOSING DELIVERIES. Each and all of the Seller and Acquirer Closing Deliveries shall have been made in accordance with Section 1.4 hereof.

          Section 6.3 PERFORMANCE OF COVENANTS. Each and all of the covenants of Acquirer and Seller to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects.

          Section 6.4 NO INJUNCTION. There shall not be any action, suit or proceeding pending or threatened that seeks to (i) make the consummation of the transactions contemplated hereby illegal or otherwise restrict or prohibit consummation thereof or (ii) impose any material limitation on the ability of

(a) Acquirer, Seller or Seller to conduct their respective businesses or (b) Acquirer, Seller or Seller to own or exercise control of their assets, properties or stock and which (in the reasonable, good faith determination of Seller) has a significant likelihood of having a Material Adverse Effect on Acquirer, Seller or Seller.

          Section 6.5 NO ENCUMBRANCES. There shall be no Encumbrances on any of the Acquirer Shares.

          Section 6.6 TAX-FREE TRANSACTION. Seller shall be satisfied, in its sole discretion, that the Exchange shall qualify for non-recognition of gain pursuant to Section 351(a) of the Code so that the transfer of the Acquirer Shares shall not result in any tax liability to Seller.

                                   ARTICLE VII

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

          Section 7.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties set forth in this Agreement shall survive for three years after the Closing Date, except that the representations and warranties of Sections 3.1 (Membership Interests), 3.2 (Authorization and Validity of Agreement), 3.4
(Existence and Good Standing) 3.15 (Title to Property), 3.17 (Environmental), and 7.1 (Survival of Representations and Warranties) shall be perpetual. Notwithstanding anything to the contrary herein, there shall be no limitation on the term of survival of any representation or warranty made by Seller as contained in this Agreement in the event of fraud or intentional misrepresentation on the part of Seller. The Closing of the transactions contemplated hereby shall be deemed conclusive evidence of the satisfaction or waiver of any condition to Closing.

          Section 7.2 INDEMNITIES.

          (a) Each party to this Agreement hereby agrees to indemnify and hold harmless each of the other parties to this Agreement, and their respective officers, directors, attorneys, accountants and consultants from and against any and all Damages actually suffered or paid by any of such Persons as a result of the breach of any representation or warranty made by such indemnifying party in this Agreement. To the extent that any party's undertakings set forth in this
Section 7.2(a) may be unenforceable, such party shall contribute the maximum amount that they are permitted to contribute under applicable law to the payment and satisfaction of all Damages incurred by any Person entitled to indemnification hereunder.

          (b) Any Person seeking indemnification under this Article VII (an "Indemnified Party") shall give each Party from whom indemnification is being sought (each, an "Indemnifying Party") notice of any matter for which such Indemnified Party is seeking indemnification, stating the amount of the Damages, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations of an Indemnifying Party under this
Article VII with respect to Damages arising from any claims of any third party which are subject to the indemnification provided for in this Article VII (collectively, "Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive, after the Closing Date, initial notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within such time frame as is necessary to allow for a timely response and in any event within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such timely notice shall not release the Indemnifying Party from any of its obligations under this
Article VII except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party (upon advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, provided that the Indemnified Party and such counsel shall contest such Third Party Claims in good faith. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim in any manner that may adversely affect the Indemnified Party. No Third Party Claim which is being defended in good faith by the Indemnifying Party or which is being defended by the Indemnified Party as provided above in this Section 7.2(c) shall be settled by the Indemnified Party without the written consent of the Indemnifying Party.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          Section 8.1 EXPENSES. Except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated herein. If this Agreement is terminated, the obligation of each Party to pay its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

          Section 8.2 WAIVER; REMEDIES CUMULATIVE. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          Section 8.3 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter and constitutes (along with the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Party to be charged with the amendment.

          Section 8.4 ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Except with respect to Article VII, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section.

          Section 8.5 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          Section 8.6 CONSTRUCTION. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles" and "Sections" refer to the corresponding Articles and Sections of this Agreement. All references to "include" or "including" mean "including without limitation." All dollar amounts refer to US currency.

          Section 8.7 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

          Section 8.8 NOTICES. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid);
(b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, so long as such facsimile or e-mail is followed by a copy sent by mail; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

          if to Acquirer, at:


                         Healthcare Investors of America, Inc.
                         Attention: James B. Kylstad, Chairman
                         2940 N. Swan Rd., Suite 212
                         Tucson, AZ 85712

                         With a copy to:

                         Blank Rome, LLP
                         1200 Federal Highway, Suite 417
                         Boca Raton, FL 33432
                         Attn: Bruce C. Rosetto, Esq.


          If to Seller at:

                         Pacific Investment GP
                         Attention: Dr. Enrique Fernando Molina
                         900 Wilshire Boulevard
                         Los Angeles, CA 90017
                         Fax:  310-561-5290

                         With a copy to:

                         Baker and McKenzie
                         Attention:  Antonio Ambrosio, Esq.
                         Plaza Inverlat Piso 12
                         Blvd. M. Avila Camadho I
                         11009 Mexico, D.F.

          Section 8.9  GOVERNING LAW; CONSENT TO JURISDICTION.

          (a) The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Maryland applicable to contracts made and to be performed entirely within the State of Maryland.

          (b) Any proceeding, action, litigation or claim (a "Proceeding") arising out of or relating to this Agreement or any of the transactions contemplated herein may be brought in the courts of the State of Maryland, City of Baltimore, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court. The Parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Each Party hereto hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth opposite its name below and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner permitted by law.

          Section 8.10 WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

          Section 8.11 EXECUTION OF AGREEMENT. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

          Section 8.12 DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below unless the context otherwise requires:

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

          "Control" of Person other than an individual means the power to direct or cause the direction of the management of such Person.

          "Damages" means any claims, losses, costs, or expenses (including reasonable attorneys' fees and expenses) actually suffered or paid, exclusive of loss of profits, consequential damages, or punitive damages.

          "Encumbrance"   means  any  lien,   encumbrance,   security  interest,
restriction or claim of any kind and character.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Governmental Authority" means any state or Federal court or other governmental or regulatory body, agency or authority.

          "Indebtedness" means, with respect to any person, any obligation of such person for borrowed money, or for payment for services rendered or tangible or intangible property acquired or leased, including without limitation (A) any obligation owed for all or any part of the purchase price of any assets, (B) accounts payable, (C) any obligations secured by any Encumbrance (including, without limitation, any Encumbrance on after-acquired property) in respect of property even though the person owning the property has not assumed or become liable for the payment of such obligation, (D) any guarantee with respect to any of the foregoing indebtedness of another person, (E) obligations in respect of letters of credit, and (F) liabilities of any kind to any present or former stockholders.

          "Knowledge" means the knowledge of a ordinary Person after reasonable investigation.

          "Material Adverse Effect" means, with respect to a person, any circumstance, change in or effect on such person that is materially adverse to the business, operations, properties, financial condition or results of operations of such person and its Subsidiaries, taken as a whole.

          "Material Instrument" means, with respect to a person, any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which such person is a Party or by which such person or any of its properties or assets are bound.

          "Party" to this Agreement refers to Seller, Seller or Acquirer when used in the singular and all of them when used in the plural.

          "Person" means any individual, partnership, corporation, limited liability company, or other legal entity.

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Subsidiary" of a Person means a corporation, limited liability company, or other legal entity, over 50% of the beneficial ownership of which, or over 50% of the voting power of the capital stock or membership interests of which, are Controlled, directly or indirectly, by such Person.

          "Tax Return" means any Federal, state or foreign income tax return or other material tax return.

          "Tax" means all requisite taxes, levies, imposts, tariffs and assessments of any nature whatsoever payable to a Governmental Authority, including unemployment and social security taxes, income tax withholding and interest and penalties with respect to any of the foregoing.

          IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be executed by their respective officers who have been duly authorized, all as of the day and year first above written.


ACQUIRER                                   SELLER

Healthcare Investors of America, Inc.,     Pacific Development, GP,
a Maryland corporation                     a California general partnership


By: /s/ James Kylstad                      By:  /s/  Enrique Fernando Molina
    ----------------------------------          --------------------------------
    James Kylstad                               Enrique Fernando Molina
    Chairman and CEO                            General Partner


SELLER

Pacific Development, LLC
An Arizona limited liability company

By: /s/  Enrique Fernando Molina
    ----------------------------------
    Enrique Fernando Molina
    Pacific Development GP
    Managing Member


           [SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

                       EXHIBITS TO THE MEMBERSHIP INTEREST

                               PURCHASE AGREEMENT


           EXHIBIT 1        Pledge Agreement

           EXHIBIT 2        Registration Rights Agreement

           EXHIBIT 3        Series B Preferred Stock Certificate of Designations

           EXHIBIT 4        Mortgage on Property

           EXHIBIT 5        Consulting Agreement

           EXHIBIT 6        Lease

           EXHIBIT 7        Baker McKenzie Opinion Letter



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